Exhibit 99.1

Contact:	Investors/Media:
U-Store-It Trust	The Ruth Group
Dean Jernigan	Stephanie Carrington / Jason Rando
President and Chief Executive Officer	(646) 536-7017 / 7025
(440) 234-0700	scarrington@theruthgroup.com jrando@theruthgroup.com
U-Store-It Trust Appoints Christopher P. Marr Chief Financial Officer
- Brings Twelve Year Track Record in REIT Industry -
Cleveland, OH, May 31, 2006 — U-Store-It Trust (NYSE: YSI) announced the appointment of Christopher P. Marr as Chief Financial Officer effective June 5, 2006.
Christopher Marr, age 41, has served as Senior Vice President and Chief Financial Officer of Brandywine Realty Trust (NYSE:BDN) since August 2002. Brandywine Realty is a real estate investment trust (REIT) with an office and industrial property portfolio aggregating 46 million square feet and a total market capitalization of approximately $6 billion. From 1994 until 2002, Mr. Marr was employed by Storage USA, Inc., a self-storage REIT, with a total market capitalization of approximately $2.4 billion. Mr. Marr served as Chief Financial Officer of Storage USA from 1998-2002. Prior to joining Storage USA, Mr. Marr worked as an audit manager with Coopers & Lybrand.
Dean Jernigan, President and Chief Executive Officer, commented, “I am extremely satisfied to welcome Chris to the U-Store-It executive team. His 12 years in various leadership positions within the REIT industry will be of tremendous value to us. Chris and I worked closely at Storage USA over an eight-year period to build that organization, and I have a tremendous level of respect for his financial experience and look forward to his partnership with me at U-Store-It. His proven abilities will be a major contributor to implementing a strategy to grow U-Store-It and take it to the next stage of development as a public company.”
About U-Store-It Trust
U-Store-It Trust is a self-administered and self-managed real estate investment trust focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. According to the Self-Storage Almanac, U-Store-It Trust is the sixth largest owner and operator of self-storage facilities in the United States.
Forward Looking Statements
Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; increases in interest rates and operating costs; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; changes in real estate and zoning laws or regulations; risks related to natural disasters; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the self-storage industry in particular. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Business-Risk Factors” in the Company’s Annual Report on Form 10-K, which discuss these and other risks and factors that could cause the Company’s actual results to differ materially from any forward-looking statements.
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